Exhibit 99.1

380 Sentry Parkway Blue Bell, PA 19422	PRESS RELEASE

For Release: Immediate

PMA CAPITAL ACQUIRES MIDLANDS MANAGEMENT CORPORATION

-- Enhances PMA’s Position in Third Party Administrator Services and Provides Additional
Fee Income and Distribution Capabilities in Workers’ Compensation Insurance --

-- Transaction Expected to Add Between 7 and 10 Cents Per Share to 2008 EPS --

Blue Bell, PA, October 1, 2007– PMA Capital Corporation (NASDAQ: PMACA) announced today the acquisition of Midlands Management Corporation (“Midlands”), an Oklahoma City-based managing general agent, program administrator and provider of Third Party Administrator (“TPA”) services.  Midlands is widely known for its expertise in underwriting excess workers’ compensation and related insurance products on behalf of third party insurance carriers.

“The acquisition of Midlands is a natural extension of our business model and builds upon our core competencies in TPA services and workers’ compensation insurance,” said Vincent T. Donnelly, President and Chief Executive Officer of PMA Capital Corporation.

“The transaction is expected to be immediately accretive, adding 7 to 10 cents per share to our 2008 earnings,” said Mr. Donnelly.  He added, “There is very limited overlap in business between Midlands and PMA, which creates enhanced opportunities for the cross-selling of services in both companies. Midlands had revenues of $30 million last year, about the same size as our current fee-for-service platform, PMA Management Corp.”

Under the terms of the transaction, PMA Capital Corporation (the “Company”) will pay $19.8 million in cash at the closing of the transaction, subject to certain price adjustments for net worth at closing, with the ultimate purchase price of the transaction ranging from $22.8 million to $44.5 million.  The final purchase price will be based on Midlands’ ability to achieve EBITDA growth for its business over the next four years.

Midlands will continue to operate in its current markets and will maintain its headquarters in Oklahoma City.  As Midlands has very strong name recognition and brand equity in its markets, it will maintain its independent brand under PMA Capital Corporation.  The founders and executive team will remain at Midlands.  “Midlands and PMA both have strong service-oriented cultures that are committed to providing their clients with industry-leading customer service and support,” said Mr. Donnelly.  He continued, “Our two cultures are highly compatible and we look forward to enhanced growth opportunities as members of the same team.”

Charles Caldwell, President and CEO of Midlands said, “We believe the combination of Midlands and PMA will provide our existing customers with expanded product offerings and services.”  Mr. Caldwell added, “PMA’s service-focused culture is a natural fit with how Midlands has run its business since its founding in 1990.We look forward to growing our business with our new partners at PMA.”

Separately, PMA Capital Corporation announced that it expects to solicit consents from holders of its convertible debt during October 2007 to provide more flexibility with respect to common share repurchases.  On May 15, 2007, the PMA Capital board of directors announced a plan to repurchase up to $10 million of common stock, which was funded through a $37.5 million extraordinary dividend from its former reinsurance business.  As of September 15, 2007, PMA Capital Corporation has repurchased $8.6 million of common stock.

This press release includes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  These forward looking statements may include estimates, assumptions or projections and are based on currently available financial, competitive and economic data and the current operating plans of both the Company and Midlands.  Although the Company’s management believes that its expectations are reasonable, there can be no assurance that actual results will not differ materially from such expectations.  Factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, the Company’s ability to achieve the projected accretion in earnings, changes in developments or trends in business and the markets in which the Company and Midlands respectively operate, and Midlands’ ability to retain key customers and certain personnel.  Additionally, the Company’s ability to repurchase more than $10 million of common stock depends on whether consents are obtained from the holders of its convertible debt and Board approval is granted for additional repurchases.  Accordingly, you should not place undue reliance on any forward-looking statements in this press release.  Forward-looking statements are not generally required to be publicly revised as circumstances change and the Company does not intend to update the forward-looking statements in this press release.

Management will hold a conference call with investors beginning at 8:30 a.m. EDT on Tuesday, October 2nd to discuss the transaction.  To listen to the conference call, please dial 866-825-3209 (domestic) or 617-213-8061 (international) approximately five minutes before start time and use passcode 71557659.  A webcast of the conference call will also be accessible under the Investor Information section of the PMA Capital Corporation website at http://www.pmacapital.com/.

A replay of the conference call will be available through Tuesday, October 16, 2007 by dialing 888-286-8010 (domestic) or 617-801-6888 (international) using passcode 77638586 or by visiting the PMA Capital website at http://www.pmacapital.com/.

PMA Capital Corporation, headquartered in Blue Bell, Pennsylvania, is a holding company whose operating subsidiaries provide insurance and fee-based third party administrator services.  Insurance products include workers’ compensation and other commercial property and casualty lines of insurance, primarily in the eastern part of the United States, underwritten and marketed under the trade name The PMA Insurance Group.

For additional information, visit www.pmacapital.com.

       Contacts:

          Investors - William E. Hitselberger, (610) 397-5298
                                PMA Capital Corporation

          Media -      Fred Spar, (212) 521-4813
                                Kekst and Company

                             Michael Herley, (212) 521-4897
                                Kekst and Company